STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of __________, 2006 (the “Agreement”), by and among ECHO HEALTHCARE ACQUISITION CORP., a Delaware corporation (the “Company”), the undersigned parties listed under Initial Stockholders on the signature page hereto (each, an “Initial Stockholder” and collectively, the “Initial Stockholders”) and Corporate Stock Transfer, Inc. a Colorado corporation (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated __________, 2006 (the “Underwriting Agreement”), with Morgan Joseph & Co. Inc. and Co. (“Morgan Joseph”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 6,250,000 units (the “Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant, to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated _____________, 2006 (the “Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-126650) under the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on _________, 2006 (the “Effective Date”).

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit their respective shares of Common Stock, in an aggregate amount of _________ shares, as set forth opposite their respective names in Exhibit A attached hereto (collectively the “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.      Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.      Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing his respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificate representing his Escrow Shares contains a legend which reflects the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares. The Escrow Agent shall release from escrow (a) 718,250 shares of the Escrow Shares on the third anniversary of the Effective

Date and (b) 718,250 shares of the Escrow Shares on (i) the consummation by the Company of a merger, stock exchange, asset acquisition or other similar business combination (“Business Combination”) (as described more fully in the Company’s Registration Statement) and (ii) the last sale price of the Common Stock thereafter equaling or exceeding $11.50 per share for any 20 trading days within any 30 trading day period beginning after such consummation. As soon as practicable after either increment of Escrow Shares is released from escrow, the Escrow Agent shall disburse the released Escrow Shares to each Initial Stockholder on a pro rata basis; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during which the Escrow Shares are being held in escrow, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, after the Company consummates a Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate executed by the Chief Executive Officer or Vice Chairman of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated, release the Escrow Shares to the Initial Stockholders upon consummation of the transaction so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4.	Rights of Initial Stockholders in Escrow Shares.

4.1    Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as otherwise herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2    Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (the “Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3    Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of an Initial Stockholder’s immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Stockholder transferring the

Escrow Shares. During the Escrow Period, the Initial Stockholders shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

4.4    Insider Letters. Each of the Initial Stockholders has executed a letter agreement with Morgan Joseph and the Company, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (the “Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

5.	Concerning the Escrow Agent.

5.1    Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2    Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3       Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow

Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4    Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5   Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Shares held hereunder to a successor escrow agent appointed by the Company. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6    Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority-in-interest of the Initial Stockholders, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7     Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own negligence or its own willful misconduct.

6.	Miscellaneous.

6.1    Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

6.2   Third Party Beneficiaries. Each of the Initial Stockholders, the Company and the Escrow Agent hereby specifically acknowledge and agree that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of Morgan Joseph.

6.3     Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4       Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6   Notices. Any notice or other communication required or which may be given hereunder shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile transmission (with confirmation of receipt), addressed as follows:

If to the Company, to:

Echo Healthcare Acquisition Corp.

8000 Towers Crescent Drive, Suite 1300

Vienna, Virginia 22182

Attention: Joel Kanter

If to an Initial Stockholder, to his address set forth in Exhibit A,

If to the Escrow Agent, to:

Corporate Stock Transfer, Inc.

320 Cherry Creek Drive

Suite 430

Denver, Colorado 80209

Attention: Carylyn Bell

A copy of any notice sent hereunder shall be sent to:

Powell Goldstein LLP

One Atlantic Center, Fourteenth Floor

1201 W. Peachtree Street, NW

Atlanta, Georgia 30309-3488

Attention: Richard H. Miller, Esq.

and:

Morgan Joseph & Co. Inc.

600 Fifth Avenue, 19th Floor (HQ)

New York, NY 10020

Attn: Mary Lou Malanoski

and:

Ellenoff, Grossman & Schole LLP

370 Lexington Avenue

New York, New York 10017

Attn: Douglas Ellenoff

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7   Liquidation of Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

6.8        Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission, and together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

WITNESS the execution of this Agreement as of the date first above written.

ECHO HEALTHCARE ACQUISITION CORP.

By:
_______________________________ Name:
Title:

CORPORATE STOCK TRUST, INC.

By:
_______________________________ Name:
Title:

INITIAL STOCKHOLDERS:

_____________________
Gene E. Burleson

_____________________
Joel Kanter

_____________________
Kevin Pendergest

_____________________
Eugene A. Bauer

_____________________
Gary A. Bruhardt

_____________________
Alastair Clemon

_____________________
Richard Martin

Windy City, Inc.
_____________________

Name: ________________

Title: _________________

Chicago Investments, Inc.
_____________________

Name: ________________

Title: _________________

Stock Escrow Agreement	Execution Page

#890530

EXHIBIT A

Shares of Common Stock held by

the Initial Stockholders

Name and Address of Initial Stockholder	Number of Shares	Stock Certificate Number	Date of Insider Letter
Gene E. Burleson 320 Argonne Drive Atlanta, GA 30305
Joel Kanter 8000 Towers Crescent Drive Suite 1300 Vienna, VA 22182
Kevin Pendergest Strategic Alliance Network 4750 Von Karman Newport Beach, CA 92660
Eugene A. Bauer, M.D. Neosil, Inc. 5980 Horton Street, Suite 525 Emeryville, CA 94608
Gary A. Brukardt Renal Care Group, Inc. 2525 West End Ave., Suite 600, Nashville, TN 37203
Alastair Clemow Nexgen Spine, Inc 9 Whippany Road, Suite 11 Whippany, NJ 07981
Richard O. Martin 11001 Champagne Point Road, NE Kirkland, WA 98034
Windy City, Inc. 8000 Towers Crescent Drive Suite 1300 Vienna, VA 22182
Chicago Investments, Inc.

Stock Escrow Agreement	Exhibit A

Stock Escrow Agreement	Exhibit A